Filed Pursuant To Rule 433

Registration No. 333-275079

November 7, 2023

RESOURCES CONTACT INVESTOR LOGIN INVESTMENT SOLUTIONS RESEARCH BLOG COMPANY START INVESTING Crypto Products Grayscale Bitcoin Trust GBTC Grayscale Bitcoin Trust HOW TO INVEST Private Placement is currently closed. Please invest through your broker. MARKET PRICE PER SHARE AS OF 11/06/2023 $26.95 OverviewPerformanceResources Overview Eligible shares are quoted on the OTC Markets Group under SEC Reporting Standards and registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended. Investors can buy and sell shares through most traditional brokerage accounts at prices dictated by the market. NAME Grayscale Bitcoin Trust PRIMARY LISTING MARKET OTC OTC TICKER GBTC BENCHMARK INDEX CoinDesk Bitcoin Price Index (XBX) BENCHMARK TICKER XBX CUSIP 389637109 ISIN US3896371099 BLOOMBERG ID GBTC US MANAGEMENT FEE 2.00% PERFORMANCE FEE 0.00% DISTRIBUTION FREQUENCY None INCEPTION DATE 09/25/2013 OTC INCEPTION DATE 05/04/2015 Performance As of 11/06/2023 HOLDINGS / SHARE $31.44 HOLDINGS / SHARE 1 DAY % 1.39 % ASSETS UNDER MANAGEMENT $21,765,906,242.19 MARKET PRICE / SHARE $26.95 MARKET PRICE / SHARE 1 DAY % -0.37 % SHARES OUTSTANDING 692,370,100 BTC / SHARE 0.00089749 Performance Chart Market Price Holdings / Share 11/6/2023 $10$20$30$40$50$602014201520162017201820192020202120222023 Past performance is not necessarily indicative of future results. Digital Asset Holdings per Share is calculated daily at 4 pm ET, based on the applicable CoinDesk Index or Reference Rate. If you would like to see how Holdings is calculated, please refer to the applicable Product’s disclosure language on OTC Markets Group or in its private placement memorandum. Market Price per Share is quoted on the OTC Markets Group. For additional information, visit the OTC Markets Group website at www.otcmarkets.com. Products displayed with a Market Price per Share also maintain a public quotation on the OTC Markets Group. To date, the Product has not met its investment objective and the Shares of the Product quoted on OTC Markets Group has not reflected the value of digital assets held by the Product, less the Product’s expenses and other liabilities, but instead have traded at both premiums and discounts to such value, with variations that have at times been substantial. October 2023September 2023 1 MONTH 3 MONTHS 6 MONTHS YTD 1 YEAR 3 YEARS 5 YEARS 10 YEARS SINCE INCEPTIONMarket Price, % 39.45 39.88 62.97 222.80 123.00 20.28 31.75 —— 61.36Holdings / Share, % 28.09 17.95 16.54 105.09 66.18 34.41 37.85 64.02 70.71Resources DOCUMENTSFREQUENTLY ASKED QUESTIONSPRIVATE PLACEMENT INFORMATIONGAAP METRICS Tax Documents SEC Documents Investment Objective One of the first securities solely invested in and deriving value from the price of BTC. Grayscale Bitcoin Trust is solely and passively invested in BTC, enabling investors to gain exposure to BTC in the form of a security while avoiding the challenges of buying, storing, and safekeeping BTC, directly. Shares (based on BTC per Share as indicated below) are designed to track the BTC market price, less fees and expenses. Please consult with your financial professional. To date, the Product has not met its investment objective and the Shares of the Product quoted on OTC Markets Group has not reflected the value of digital assets held by the Product, less the Product’s expenses and other liabilities, but instead have traded at both premiums and discounts to such value, with variations that have at times been substantial. Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902. Grayscale's Product Lifecycle 1. PRIVATE PLACEMENT2. PUBLIC QUOTATION3. SEC REPORTING4. ETF Grayscale Products first launch as private placements, allowing accredited investors to gain crypto exposure through a familiar investment vehicle structure. Shares purchased in the private placements are initially restricted for one year. MORE ABOUT THIS STAGE FAQ Products at this stage Grayscale Smart Contract Platform Ex-Ethereum Fund Whether you’re new to crypto or a seasoned investor, our experts break it all down for you ALLRESEARCHBLOG October 2023: Rising Demand for Bitcoin as Digital Gold Insights from October 2023: Bitcoin gained while equity and bond markets slumped, NFT trading volumes crept higher, and FTSE Grayscale Currencies Sector Index outperformed. 11/01/2023 Grayscale Crypto Sectors: Setting a Standard for the Crypto Asset Class Grayscale Crypto Sectors divide the crypto landscape into 5 useful categories: Currencies, Smart Contract Blockchains, Financials, Consumer and Culture, and Utilities and Services. 10/24/2023 GBTC’s S-3 Filing Explained Grayscale Investments filed with the U.S. Securities and Exchange Commission a registration statement on Form S-3 to register shares of Grayscale Bitcoin Trust under the Securities Act of 1933, as amended. 10/19/2023 DEX Machina: An Introduction to Decentralized Exchanges Decentralized Exchanges (DEXes) seek to address some of the limitations of the traditional order book model while reshaping our understanding of liquidity, pricing, and market participation. 10/17/2023 123...19 Ready to Invest? INVEST NOW Stay on top of the latest crypto news and insights SUBSCRIBE INVEST Crypto Products ETFs Crypto Sectors COMPANY About Grayscale Press Careers Contact us GBTC Lawsuit RESEARCH Market Commentary Reports Videos & Webinars Explore All RESOURCES Resource Hub Tax Center Regulatory Filings FAQs BLOG General Updates Legal Topics People & Culture Explore All © 2023 Grayscale Investments, LLC. All rights reserved Privacy policyTerms of Service Grayscale Investments, LLC (“Grayscale”) is the parent holding company of Grayscale Advisors, LLC (“GSA”), an SEC-registered investment adviser, as well Grayscale Securities, LLC (“GSS”), an SEC-registered broker/dealer and member of FINRA. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and none of the investment products sponsored or managed by Grayscale (“Products”) are registered under the Investment Company Act of 1940. Investments managed by GSA are registered under the Investment Company Act of 1940 and subject to the rules and regulations of the Securities Act of 1933 and Investment Advisers Act of 1940. Carefully consider each Product’s investment objectives, risk factors, fees and expenses before investing. This and other information can be found in each Product’s private placement memorandum, which may be obtained from Grayscale and, for each Product that is an SEC reporting company, the SEC’s website, or for each Product that reports under the OTC Markets Alternative Reporting Standards, the OTC Markets website. Reports prepared in accordance with the OTC Markets Alternative Reporting Standards are not prepared in accordance with SEC requirements and may not contain all information that is useful for an informed investment decision. Read these documents carefully before investing. Investments in the Products are speculative investments that involve high degrees of risk, including a partial or total loss of invested funds. Grayscale Products are not suitable for any investor that cannot afford loss of the entire investment. The shares of each Product are intended to reflect the price of the digital asset(s) held by such Product (based on digital asset(s) per share), less such Product’s expenses and other liabilities. Because each Product does not currently operate a redemption program, there can be no assurance that the value of such Product’s shares will reflect the value of the assets held by such Product, less such Product’s expenses and other liabilities, and the shares of such Product, if traded on any secondary market, may trade at a substantial premium over, or a substantial discount to, the value of the assets held by such Product, less such Product’s expenses and other liabilities, and such Product may be unable to meet its investment objective. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. The shares of each Product are not registered under the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (except for Products that are SEC reporting companies), the Investment Company Act of 1940, or any state securities laws. The Products are offered in private placements pursuant to the exemption from registration provided by Rule 506(c) under Regulation D of the Securities Act and are only available to accredited investors. As a result, the shares of each Product are restricted and subject to significant limitations on resales and transfers. Potential investors in any Product should carefully consider the long-term nature of an investment in that Product prior to making an investment decision. The shares of certain Products are also publicly quoted on OTC Markets and shares that have become unrestricted in accordance with the rules and regulations of the SEC may be bought and sold throughout the day through any brokerage account. The Products are distributed by Grayscale Securities, LLC (Member FINRA/SIPC). © 2023 Grayscale Investments, LLC. All trademarks, service marks and/or trade names (e.g., BITCOIN INVESTING BEGINS HERE, DROP GOLD, G, GRAYSCALE, GRAYSCALE CRYPTO SECTORS, and GRAYSCALE INVESTMENTS) are owned and/or registered by Grayscale Investments, LLC. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content ("Content") - is owned by Grayscale Investments, LLC or others we license Content from, and is protected by copyright, patent and other laws. Grayscale Investments, LLC reserves all rights not expressly described herein. Prior to October 3, 2022, the Products were distributed by Genesis Global Trading, Inc. (Member FINRA/SIPC, MSRB Registered).

Grayscale Bitcoin Trust (GBTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.